UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2015

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

In 2013, Portland General Electric Company (PGE or Company) entered into an agreement (Construction Agreement) with Abeinsa Abener Teyma General Partnership, an affiliate of Abengoa S.A., and affiliates of Abeinsa Abener Teyma General Partnership (Abeinsa) for the construction of a 440 MW natural gas-fired power plant in eastern Oregon known as the Carty Generating Station (Carty or the Project).

On November 3, 2015, the Oregon Public Utility Commission (OPUC) issued an order approving settlements reached in PGE’s 2016 General Rate Case (GRC) filing, including capital costs of $514 million for Carty. Carty will be included in customer prices when the plant becomes operational, provided that occurs by July 31, 2016. If actual capital costs exceed this amount, PGE will not recover the additional costs at that time. However, the Company may seek recovery of the additional capital costs in a subsequent general rate case proceeding.

On November 25, 2015, Abengoa S.A. filed a notice under Article 5bis of the Spanish Bankruptcy Act, indicating its intent to initiate attempts to reach out of court debt restructuring agreements with its lenders. A 5bis notice does not commence a formal insolvency proceeding for Abengoa and, as of the date of this report, neither Abengoa nor Abeinsa has initiated bankruptcy or ancillary proceedings in the United States. In addition, while Abeinsa has informed PGE that Abeinsa is attempting to secure funding from Abengoa to complete the Project, PGE is currently funding certain of the work pursuant to an agreement with Abeinsa and will offset such funding against amounts payable by PGE to Abeinsa under the Construction Agreement.

PGE believes that, if necessary, it can fund the current estimated costs for the remaining work to complete the Project from amounts not yet paid to Abeinsa under the Construction Agreement and from amounts that PGE believes will be available through a performance bond provided under the Construction Agreement. Discussions are ongoing with the sureties who issued the performance bond. While the Company is committed to completing the Project, Abeinsa’s failure to perform its remaining obligations under the Construction Agreement could increase the costs incurred by the Company to complete the Project and could delay completion of the Project. If the costs incurred by PGE to complete the Project were to exceed the $514 million amount approved by the OPUC in the Company’s 2016 GRC, the Company would seek recovery of the excess amount in customer prices, but there is no assurance that such recovery would be granted by the OPUC. In addition, if the expected date of completion of construction of Carty were to be delayed beyond July 31, 2016, PGE would pursue one or more alternative avenues to obtain new OPUC approval for the inclusion of Carty costs in customer prices. Under this circumstance, the Company might not be able to recover some or all of the net revenue requirements for Carty from the date Carty is placed into service until the time when new customer prices for Carty are approved by the OPUC.

As of the date of this report, construction of Carty is continuing and PGE estimates that construction is approximately 75 percent complete. The foregoing developments have created uncertainty concerning Abeinsa’s ability to complete the Project and perform its obligations under the Construction Agreement. However, barring currently unforeseen problems that may arise in the future, the Company believes that completion of the Project on budget and in the second quarter of 2016 remains achievable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	December 4, 2015	By:	/s/ James F. Lobdell
James F. Lobdell
Senior Vice President of Finance, Chief Financial Officer and Treasurer